Exhibit 99.1

Global Industries, Ltd.
For Immediate Release
PRESS RELEASE
Contact: Peter Atkinson
Tel: 281.529.7979
GLOBAL INDUSTRIES, LTD. ANNOUNCES RESULTS
FOR THE FIRST QUARTER OF 2008
Carlyss, Louisiana, May 7, 2008 – Global Industries, Ltd. (Nasdaq: GLBL) announced revenues of $301.5 million in the first quarter of 2008 compared to $277.0 million in the first quarter of 2007. Net income was $26.8 million, or $0.23 per diluted share, for the first quarter of 2008. This compares to net income of $54.5 million, or $0.46 per diluted share, for the first quarter of 2007. The first quarter of 2007 included higher margin work from post-hurricane projects in the Gulf of Mexico and from Pemex projects in Latin America. Net income in the first quarter of 2008 was negatively impacted by low activity in the Gulf of Mexico due primarily to adverse weather conditions, non-recovered vessel costs, and delayed mobilization of vessels in West Africa due to security and logistical issues.
Higher revenues during the first quarter of 2008 reflect substantial project growth in the Middle East that more than offset lower revenues generated from Latin America and the Gulf of Mexico. Revenues and net income from the Gulf of Mexico during the first quarter of 2008 were negatively impacted by adverse weather and drydocking activity. During the first quarter of 2008, profitability was lower than what it could have been in the Gulf of Mexico, West Africa and Asia Pacific/India by the unavailability of certain vessels undergoing drydocking activity. Non-recovered vessel costs incurred during these regulatory drydockings were approximately $11.3 million.
Selling, general and administrative expenses for the first quarter of 2008 increased by $4.9 million over the same quarter last year primarily due to increased legal fees for the ongoing West Africa internal investigation, salaries and administrative expenses. We experienced higher administrative expenses while establishing offices to support the additional projects in Brazil and the Middle East.
Other income for the first quarter of 2008 increased by $2.7 million over the same quarter last year primarily due to interest income earned on higher balances of cash, cash equivalents, and marketable securities.
The effective tax rate declined by 4% to 27% for the first quarter of 2008 compared to the same quarter last year, reflecting a greater percentage of earnings generated in foreign jurisdictions with lower statutory tax rates.
During the first quarter of 2008, the Company booked $124.5 million of net new work resulting in a backlog of $536.6 million as of March 31, 2008. This compares to a backlog of $530.2 million as of March 31, 2007.
“I am pleased with the growth of our revenues which reflects our expanded operations into international regions, especially the Middle East and Brazil. Unfortunately, during the quarter our profits were reduced by seasonally harsh weather in the Gulf of Mexico and security and logistical issues in West Africa. We are working diligently to overcome the challenges in West Africa, including improving our contract terms to mitigate our financial risk and managing costs.
We have also strengthened our position in Asia Pacific/India with the newly awarded contracts worth $110 million which was announced in April 2008. Backlog continues to be strong and worldwide bid
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activity remains very high at $4.4 billion. I believe that the current trends in energy prices and offshore exploration and development will drive increasing demand for our services in 2008 and beyond.” said B.K. Chin, Chairman and Chief Executive Officer of Global Industries.
A conference call will be held at 9:00 a.m. Central Daylight Saving Time on Thursday, May 8, 2008. Anyone wishing to listen to the conference call may dial 888.455.8368 (domestic) or 210.839.8890 (international) and request connection to the “Global First Quarter Earnings” call. Phone lines will open fifteen minutes prior to the start of the call. The call will also be webcast in real time on the Company’s website at www.globalind.com, where it will also be archived for anytime reference until May 29, 2008.
All individuals listening to the conference call or the replay are reminded that all conference call material is copyrighted by Global and cannot be recorded or rebroadcast without Global’s express written consent.
Global Industries, Ltd. provides worldwide construction, engineering, and subsea services, including pipeline construction, platform installation and removal, project management, construction support, diving services, diverless intervention, and marine support services to the offshore oil and gas industry.
This press release may contain forward-looking information based on current information and expectations of the Company that involve a number of risks, uncertainties, and assumptions. Among the factors that could cause the actual results to differ materially are: industry conditions, prices of crude oil and natural gas, the Company’s ability to obtain and the timing of new projects, and changes in competitive factors. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual outcomes could vary materially from those indicated.
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Set forth are the Company’s results of operations and selected balance sheet amounts for the periods indicated.
RESULTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended
	March 31
	2008	2007
Revenues	$301,465	$277,009
Cost of operations	247,135	183,535

Gross profit	54,330	93,474
Net gain on asset disposal	(2,163)	(1,320)
Selling, general and administrative expenses	23,039	18,144

Operating income	33,454	76,650

Other expense (income):
Interest expense	4,118	2,741
Other income, net	(7,620)	(4,885)

Income before taxes	36,956	78,794
Income taxes	10,126	24,338

Net income	$26,830	$54,456

Earnings Per Common Share
Basic	$0.23	$0.47
Diluted	0.23	0.46

Weighted Average Common Shares Outstanding
Basic	115,267	116,583
Diluted	116,742	117,982

Other Data
Depreciation and Amortization	$14,072	$16,799
Backlog at end of period	536,606	530,218
SELECTED BALANCE SHEET AMOUNTS
(Unaudited)
(In thousands)

	As of	As of
	March 31	December 31
	2008	2007
Cash and cash equivalents	$674,408	$723,450
Working Capital (including cash and cash equivalents)	815,387	843,017
Total Assets	1,605,287	1,589,798
Debt (including current portion)	392,320	394,300
Shareholders’ Equity	884,932	853,592
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Set forth are the Company’s results of operations by reportable segment for the periods indicated.
RESULTS OF OPERATIONS BY REPORTABLE SEGMENT(1)
(Unaudited)
(In thousands)

	Three Months Ended
	March 31
	2008	2007
Total segment revenues
Gulf of Mexico OCD	$6,940	$16,862
Gulf of Mexico Subsea	24,019	29,405
Latin America	70,172	101,848
West Africa	40,617	51,274
Middle East	85,509	9,411
Asia Pacific/India	82,008	80,216

	309,265	289,016

Intersegment eliminations
Gulf of Mexico OCD	—	(2,139)
Gulf of Mexico Subsea	(6,038)	(1,774)
Middle East	(1,762)	(8,094)

	(7,800)	(12,007)

Consolidated revenues	$301,465	$277,009

Income (loss) before taxes
Gulf of Mexico OCD	$(7,930)	$(1,209)
Gulf of Mexico Subsea	(1,574)	10,609
Latin America	17,824	53,308
West Africa	(6,203)	509
Middle East	17,969	1,519
Asia Pacific/India	12,639	11,593
Corporate interest income (expense)	4,231	2,465

Consolidated income before taxes	$36,956	$78,794

(1)	Financial information in the above table reflects reorganized reportable segments which were aligned in 2007.
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